Exhibit 99

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
June 21, 2007	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES ANNOUNCES
SPECIAL CASH DIVIDEND

Chicago, Illinois -Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) today announced that the Board of Directors approved a special cash dividend on common stock of $1.00 per share. Corus’ special dividend will be paid to shareholders of record as of July 18, 2007, and will begin trading ex-dividend on July 16, 2007. The special dividend will be paid on August 1, 2007.

Robert J. Glickman, President and CEO said, “I am extremely pleased to be able to announce this $1.00 ‘special’ cash dividend to our shareholders. While our Company has increased its cash dividends to shareholders for 27 consecutive years, this is the first time in our Company’s history that we have declared a special cash dividend. With our current shares outstanding, this special dividend represents a total distribution to our shareholders of just over $56 million. While the Board’s decision to declare this special dividend is a reflection of many factors, the current tax rate of 15% on dividends was particularly meaningful in our thinking. Furthermore, the current tax laws call for these relatively low tax rates to expire at the end of 2010.”

Glickman added that, “While this special dividend is the only such dividend currently authorized, the Board anticipates that it may discuss additional special cash dividends before December 2010. With that said, the likelihood of any additional special dividends cannot be predicted at this time.

Since this special dividend is sizeable, especially when taken together with our ‘regular’ quarterly dividends, the Board has given this matter considerable thought and believes this special dividend is appropriate. In regard to the Company’s ability to fund the special dividend, as of May 31, 2007 the holding company had marketable equity securities and cash totaling $308 million, which were not encumbered in any way and are “free and clear” to be used for any corporate purpose. Therefore, the special dividend will not require any borrowings and even after paying the special dividend, the free and clear cash and marketable securities at the holding company will still be in excess of $250 million.”

Glickman continued, “While this dividend payment will be made by the holding company, and not the Bank, the Bank’s capital position and the prospects for its loan portfolio were critical factors in our thinking. Acknowledging the elevated risk inherent in our focused lending efforts, we consciously operate the Bank at capital levels substantially in excess of the regulatory requirements. The Bank’s capital (which is simply bank equity plus loan loss reserves) stood at just over $1 billion as of March 31, 2007. The amount required to meet the regulatory definition of “well capitalized” was $700 million, and therefore, our cushion was in excess of $300 million. When considering the Bank’s capital adequacy, we gave careful consideration to both the potential for future growth in the loan portfolio as well as the possibility of additional loan problems.”

The payment of this $1.00 special dividend, taken together with the Company’s current regular annual dividend rate of $1.00 per share (based on the dividends declared in February and April of this year), would result in Corus distributing over $112 million to its shareholders during 2007.

Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.2 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

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